STATE OF DELAWARE
                        CERTIFICATE OF INCORPORATION
                             A STOCK CORPORATION



     First:     The  name  of  this Corporation is VITAL LIVING  CHINA,  INC.
(Hereinafter called the "Corporation").

     Second: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New
Castle.   The  registered  agent  in charge thereof  is  Corporation  Service
Company.

     Third:        The purpose of the corporation is to engage in any  lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     Fourth:   The  amount  of  the total authorized capital  stock  of  this corporation is Five Dollars ($5.00) consisting of Five Thousand (5,000) shares of common stock with a par value of $.001 per share.

     Fifth:   The  name  and the mailing address of the  Incorporator  is  as follows:

     NAME                               MAILING ADDRESS

     Bradley D. Edson                   2800 South Rural Road
                                        Tempe, Arizona  85282

     Sixth:  The Corporation is to have perpetual existence.

     Seventh: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of Delaware, as the same may be amended and supplemented.

     Eighth: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons when it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

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     Ninth:   From time to time any of the provisions of this certificate  of incorporation may be amended, altered, or repealed, and other provisions authorized by the General Corporation Law of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said law, and all rights at any time conferred upon the stockholders of the Corporation, by this certificate of incorporation are granted subject to the provisions of this Article Ninth.

     I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunder set my hand this _____ day of May, 2002.

                              By/S/BRADLEY D. EDSON
                                   (Incorporator)

                              Name:    Bradley D. Edson